  Net loss of $1.8 million in third quarter compared to $1.75 million in second quarter
  $83.3 million of consolidated cash and cash equivalents at end of quarter compared to $86.2 million at end of second quarter
  Geovic Cameroon feasibility study underway, significant increase in anticipated costs, supplemental report may be undertaken

November 15, 2007 – Grand Junction, CO - Geovic Mining Corp. (“Geovic” or “Company”; TSXV:GMC), a company engaged in exploring for nickel, cobalt and manganese through its 60%-owned subsidiary, Geovic Cameroon PLC (“GeoCam”) and for other minerals in the United States and other areas of the world, reported its interim unaudited financial results for the third quarter and nine months ended September 30, 2007. GeoCam is planning to develop its Nkamouna cobalt-nickel-manganese project in Cameroon. The Company’s financial information reported in Canada is available on SEDAR (www.sedar.com), and the financial information reported in the United States to the Securities and Exchange Commission is available on EDGAR (www.sec.gov).

The Company’s interim unaudited financial information is as follows:

Geovic Mining
Corp.
(an exploration stage company)
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2007	2006
	$	$
ASSETS
Current
Cash and cash equivalents	83,300,044	9,373,870
Accounts receivable	296,705	7,654
Prepaid expenses	69,651	83,271
Total Current Assets	83,666,400	9,464,795
Property, plant and equipment, net	285,325	201,869
Mineral property costs	1,590,707	—
Deposits	61,190	65,163
Total Assets	85,603,622	9,731,827
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current
Accrued liabilities and other payables	1,537,303	913,138
Income tax payable	845,397	859,697
Advances from minority shareholders	3,478,131	—
Total Current Liabilities	5,860,831	1,772,835
Contingent liability	240,863	240,863
Total Liabilities	6,101,694	2,013,698
Commitments and contingencies
Stockholders’ Equity
Preferred stock, par value of $.0001, 50,000,000 shares	—-
authorized and 0 [December 31, 2006- 6,000,000]		600
shares issued and outstanding
Common stock, par value of $.0001, 200,000,000 shares
authorized and 101,113,488 [December 31, 2006 –
62,142,943] shares issued and outstanding	10,111	6,214
Stock purchase warrants	15,747,657	3,074,845
Additional paid in capital	102,278,867	37,281,909
Deficit accumulated during the exploration stage	(38,534,707)	(32,645,439)
Total Stockholders’ Equity	79,501,928	7,718,129
Total Liabilities and Stockholders’ Equity	85,603,622	9,731,827

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended		Since Inception $
	September 30, 2007 $	September 30, 2006 $	September 30, 2007 $	September 30, 2006 $

Revenue	—	—	—	—	—
Expenses
Exploration costs	2,171,833	1,565,479	5,601,434	2,510,167	19,842,941
Head office and management	791,037	294,025	2,709,979	997,608	8,309,934
Stock based compensation	161,627	925,842	507,253	925,842	12,030,507
Interest and bank charges	7,864	593	8,760	1,313	36,815
Depreciation	14,573	7,918	41,211	30,295	745,631
	3,146,934	2,793,857	8,868,637	4,465,225	40,965,828
Advances from minority shareholders	714,314	—	1,615,074	—	1,615,074
Interest and other income	899,999	42,669	1,978,295	55,603	2,289,744

Net loss before income taxes	(1,532,621)	(2,751,188)	(5,275,268)	(4,409,622)	(37,061,010)
Income tax expense	242,000	395,372	614,000	633,704	1,473,697
Net loss for the period	(1,774,621)	(3,146,560)	(5,889,268)	(5,043,326)	(38,534,707)

Basic loss per share	(0.02)	(0.14)	(0.07)	(0.24)
Basic weighted average number of common shares	88,967,270	22,221,441	88,967,270	20,870,332

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended		Nine months ended		Since Inception $
	September 30, 2007 $	September 30, 2006 $	September 30, 2007 $	September 30, 2006 $
OPERATING ACTIVITIES
Net loss for the period	(1,774,621)	(3,146,560)	(5,889,268)	(5,043,326)	(38,534,707)
Adjustments to reconcile net loss to
net cash used in operating activities:
Depreciation expense	14,573	7,918	41,211	30,295	745,630
Stock based compensation expense	161,627	925,842	507,253	925,842	12,030,507
Changes in non-cash operating
working capital:
Decrease (increase) in accounts receivable	16,885	(2,874)	(289,051)	24,001	(296,705)
Decrease (increase) in prepaid expenses	24,109	10,000	13,620	10,000	(69,651)
Decrease (increase) in deposits	595	—	3,973	—	(61,190)
Decrease (increase) in other current assets	—	4,976	—	(8,303)	—
(Decrease) increase in accrued liabilities and	(43,955)	1,391,769	624,164	1,418,057	1,537,302
other payables
Increase in contingent liability	—	—	—	—	240,863
Increase (decrease) in income tax payable	242,000	395,372	(14,300)	633,704	845,397
Cash used in operating activities	(1,358,787)	(413,557)	(5,002,398)	(2,009,730)	(23,562,554)
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(35,773)	(16,728)	(124,667)	(17,234)	(1,030,956)
Acquisition of mineral leases	(807,179)	—	(1,590,707)	—	(1,590,707)
Net (purchases) sales of short-term investments	—	997,495	—	(993,600)	—
Cash provided by (used in) investing activities	(842,952)	980,767	(1,715,374)	(1,010,834)	(2,621,663)
FINANCING ACTIVITIES
Increase (decrease) in minority interest	(714,314)	—	3,478,131	—	3,478,131
Cash paid to rescind exercise of stock options	—	(15,000)	—	(15,000)	—
Proceeds from issuance of common and
preferred stock	—	—	67,158,300	4,714,097	95,589,796
Proceeds from issuance of stock purchase	—	—	13,093,286	—	16,168,131
warrants
Proceeds from exercise of stock options and
stock purchase warrants	20,503	—	1,954,276	18,130	2,031,846
Share issue costs	(39,353)	(1,230,275)	(5,040,047)	(1,230,275)	(7,783,643)
Cash provided by (used in) financing activities	(733,160)	(1,245,275)	80,643,946	3,486,952	109,484,261
Net increase (decrease) in cash and cash equivalents	(2,934,899)	(678,065)	73,926,174	466,388	83,300,044
Cash and cash equivalents, beginning of period	86,234,943	2,079,791	9,373,870	935,338	—
Cash and cash equivalents, end of period	83,300,044	1,401,726	83,300,044	1,401,726	83,300,044

Net loss for three months ended September 30, 2007 compared to three months ended September 30, 2006:

Geovic Mining had a $1,774,621 net loss in the three months ended September 30, 2007, in comparison with a $3,146,560 net loss in the same period of 2006. For both periods, the Company had no material revenues from operations and incurred losses, as it has since its inception. The reduction in the net loss in the third quarter of 2007 was due to an increase in interest income of $857,330 which was the result of investing the additional funds the Company raised during the year from two public offerings. However, the Company’s operating expenses for the quarter ended September 30, 2007 were $3,146,934 compared to $2,793,857 for the quarter ended September 30, 2006. This increase was primarily a result of the increase in exploration costs of $606,354, head office expenses of $497,012 offset by a decrease in stock based compensation of $764,215. The increase in exploration costs and head office expenses were attributable to the additional funds available to the Company which were used to further the progress of the Company’s business. The decrease in stock based compensation was the result of fewer stock options vesting during the quarter ended September 30, 2007 compared to September 30, 2006. In addition, the Company had $242,000 of income tax expense in the third quarter of 2007 compared with $395,372 in the third quarter of 2006, and it recorded $714,314 as minority interest during the three months ended September 30, 2007 in relation to $0 in the third quarter of 2006 The increase in exploration costs in the quarter ended September 30, 2007 compared with the same period in 2006 was due to increases of approximately $433,618 in property evaluation expenses related to the Cameroon project, $728,618 in expenses for other projects in the United States and other areas. These increases were partially offset by decreases of $342,392 in property surface area tax and $228,658 in metallurgical studies.

Cash flow for three months ended September 30, 2007 compared to three months ended September 30, 2006:

During the three months ended September 30, 2007, the Company used $1,358,787 in operating activities in comparison with $413,557 in the third quarter of 2006, an increase of approximately $945,230. The Company used $842,952 in investing activities in the three months ended September 30, 2007 compared to a source of $980,767 in the same period of 2006, an increase of approximately $1,823,719 due to the proceeds from the sale of short-term investment of $997,495 in the third quarter of 2006 and the net increase in the purchase of mineral property and fixed assets of $826,224 in the third quarter of 2007. The financing activities of the Company used $733,160 during the third quarter of 2007, a decrease of approximately $512,115 compared to the $1,245,275 used by financing activities in the third quarter of 2006. This decrease compared to the third quarter of 2006 was due primarily to a reduction of the share issue costs in the third quarter of 2007 of $1,190,922 offset by an increase in the minority interest of $714,314 in the third quarter of 2007. As a result, the cash balances of the Company decreased by $2,934,899 in the third quarter of 2007 compared to a $678,065 decrease in the comparable period of 2006.

Financings:

During the first nine months of 2007 the Company completed the following financings:

--On March 6, 2007, the Company raised gross proceeds of Cdn$54 million (including the over-allotment option) through the public sale through agents of 21.6 million units at Cdn$2.50 per unit. Each unit consisted of one common share and one-half of one common share purchase warrant; each whole warrant entitles the holder to purchase one common share at Cdn$3.00 for five years following the closing. The net proceeds received after payment of the 6% cash commission to the agents were Cdn$50.76 million before payment of approximately $500,000 of other expenses related to the offering.

--On April 27, 2007, the Company issued 8,750,000 units at a price of Cdn$4.00 per Unit for gross proceeds of Cdn$35 million. Each unit consisted of one common share and one-half of one common share purchase warrant. Each whole warrant entitles the holder to purchase one common share at Cdn$5.00 for five years following the closing. The Company paid a 5% cash commission to the underwriters and other expenses estimated at Cdn$171,000. The Company also granted the underwriters an over-allotment option which they partially exercised and, as a result, on May 30, 2007, the Company issued 834,200 units for additional gross proceeds of Cdn$3,336,800 representing additional net proceeds of Cdn$3,160,950 after payment of the 5% cash commission.

Cash and Working Capital:

At September 30, 2007, the Company had cash and equivalents of $83,300,044 (including cash held by GeoCam) compared to $9,373,870 at December 31, 2006, and working capital of $77,805,569 in comparison with $7,691,960 at December 31, 2006.

Geovic Cameroon Initiatives:

On April 9, 2007 GeoCam’s stockholders entered into a Stockholders’ Agreement setting out the terms, conditions and fiscal arrangement for continued participation in the Cameroonian project by Geovic and the minority shareholders. The agreement includes provisions consistent with Cameroon business laws for all shareholders to contribute financing as required to advance the project in 2007 and forward. The Company believes that the shareholders agreement is consistent with international mining industry standards and is compliant with Western Africa (OHADA) business law.

From the inception of the Cameroon project through December 31, 2006, Geovic advanced all operating expenditures on behalf of GeoCam and all such expenditures were consolidated on the accounts of the Company. On April 12, 2007, GeoCam shareholders approved a GeoCam capital increase through the issuance of 650,000 new shares at 10,000 CFA francs per share, or a total of 6.5 billion CFA francs (equivalent to approximately $13.5 million). All of the new shares approved for issuance were purchased by or for the accounts of the shareholders of GeoCam, including Geovic, in their respective ownership interests prior to the capital increase. The share purchases were completed by May 12, 2007. As a result, GeoCam received funds that are, pending expenditure, being held by GeoCam in US$ and CFA francs accounts in the Cameroon branch of a large international bank. This increase in capital is being used to fund a portion of GeoCam’s future operating costs.

The minority interest balance of $3,478,131 at September 30, 2007 represents the remaining funds on hand from the capital increase contributed by the minority shareholders described above. The difference between the original amount contributed and the balance at September 30, 2007 represents the minority shareholders’ share of the actual expenditures from January 1, 2007 through September 30, 2007. Prior to 2007, no amounts were recognized for minority interest because there was no obligation for the minority shareholders to share these costs.

During the three months ended September 30, 2007, Geovic and GeoCam entered into a one-year services contract that became effective January 1, 2007. The contract covers the professional and technical services that Geovic and outside contractors expect to provide to GeoCam during the contract term to facilitate the Cameroon project. The terms and conditions of the technical services contract are consistent with arm’s length provisions of third party service providers and the Company believes that the contract is consistent with international mining industry standards and is compliant with Western Africa (OHADA) business law.

In September 2007, Geovic and GeoCam reached an agreement whereby approximately $31 million of expenditures and advances made by Geovic on behalf of GeoCam for the years 1995 through 2006 would be reduced to approximately $23 million, subject to final documentation, and recorded as an advance by Geovic that would be applied to Geovic’s share of future capital increases of GeoCam. An amount of accrued interest on this balance will be recorded as an interest-bearing loan. The final documentation is expected to be agreed upon before the end of this fiscal year.

GeoCam has appointed Citibank as financial advisor. However, we do not expect any firm lending agreement or other financing commitment at least until we have received an acceptable independent bankable feasibility study of the Nkamouna project. GeoCam commissioned such a study from an independent engineering firm in mid-2006. Based on preliminary information furnished by such firm from the feasibility study underway, the anticipated initial capital costs of the Nkamouna project could be in the range of $400 million and the anticipated operating costs will be substantially higher. The final results of this study have been delayed due in part to global escalations in the demand for mining and processing equipment as well as construction materials which could impact the overall cost of the project. GeoCam expects to receive this study, but may seek a supplemental report from an additional provider to help assure bankability and reliability. Based on the results of a preliminary feasibility study which we received in early 2006, from a different independent consulting firm and our own extensive review, we expect that a final report will conclude that profitable mining operations on the Nkamouna project will be feasible and that the resulting study will, therefore, support significant debt financing. Such a final report will include detailed mine plans, milling and processing facilities plans and budgets for anticipated construction and related costs including operating costs. The amount of required financing will depend in large part on the conclusions reached in the final feasibility study and subsequent final engineering and design studies.

At the time our preliminary feasibility study was completed in March 2006, we expected to experience increasing capital and operating costs at moderately rising rates. Beginning in late 2006 and continuing to the present, capital and anticipated operating expenses for mining and processing operations have increased significantly faster than we or others in the mining industry anticipated. These increases result in part due to much higher demand for mining and processing equipment brought on by escalating world-wide demand and large numbers of mining and related projects being brought into production, or enlarged. These and similar cost and expense increases are beyond our control, and are likely to have, as one effect, in addition to requiring significantly more capital to bring the Nkamouna project into production, a significant, though still acceptable, decrease in our anticipated return from operating the project.

Other Exploration Activities:

During the nine months ended September 30, 2007, the Company, through its wholly-owned subsidiary Geovic Energy Corp. entered into mineral lease agreements with a number of parties in Colorado and Wyoming for cash consideration of $1,590,707. These lease agreements give the Company the right to explore for, develop and produce uranium and other minerals on these properties for periods specified in the agreements which under certain circumstances can be extended. To date, the Company has not made expenditures for evaluation of the economic viability of these properties.

Subsequent Event:

On October 26, 2007, the Board of Directors (“the Board”) of Geovic Mining approved salary increases for all officers retroactive to July 1, 2007 and approved an annual cash retainer for outside Board members. The Board also approved a grant of 1,630,000 options under the Company’s stock option plan to officers and directors with a vesting schedule for the officers of 40% vested at grant date, 30% vesting 12 months following grant date and 30% vesting 24 months following grant date. The option exercise price is Cdn$2.36.

About Geovic Mining Corp.

Geovic, through its 60% ownership of Geovic Cameroon PLC, is planning to develop the first of seven potential cobalt-nickel-manganese deposits in Cameroon, Africa. The S&P profile and other information is available at the Geovic’s website, www.geovic.net.

Contacts: Geovic Mining Corp. c/o Vanguard Shareholder Solutions Inc. Keith Schaefer (604) 608-0824 www.vanguardsolutions.ca

Greg Hill Chief Financial Officer 970-256-9681

On behalf of the Board John E. Sherborne, CEO

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. The foregoing information may contain forward-looking statements relating to the future performance of Geovic Mining Corp. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in the Geovic’s filings with the appropriate securities commissions.